UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2010

Medical Connection Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0902373

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Glades Road, Suite 207E
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(561)353-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Effective as of August 17, 2010, the Board of Directors of Medical Connections Holdings, Inc. (the “Company”) appointed James E. Wallace to the Company’s board of directors. In accordance with the Company’s Bylaws, Mr. Wallace’s appointment was approved by the affirmative vote of a majority of the directors of the Company.   Mr. Wallace was the founder and President of Wallace Employee Benefits, which specialized in employee benefits, group health insurance, disability coverage, life insurance, salary continuation plans and executive pension plans for executives from 1974-2007 and Wallace Pension and Actuaries, which designed, implemented and administered pension plans for high income professional and corporations from 1975-2007.  He has also been involved with several venture capital companies, including Advanced Spinal Care of Georgia, which provides rehabilitation specialists for patients with back, spine or joint problems and MUS of the Georgia Surgery Center, a noninvasive surgical center.   In connection with joining the Board, the Company has agreed to issue 50,000 shares of its common stock to Mr. Wallace pursuant to the Company's 2010 Stock Incentive Plan.  Mr. Wallace will also be entitled to receive compensation that is paid to non-employee directors of the Company.   Except as disclosed herein, there are no transactions between Mr. Wallace and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on August 17, 2010 announcing the appointment of Mr. Wallace to the Board of Directors, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

99.1     Press Release issued on August 17, 2010

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: August 23, 2010	By:	/s/ Anthony Nicolosi
Anthony Nicolosi
President